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                                                                  EXHIBIT (8)(d)

                          FUND PARTICIPATION AGREEMENT

         THIS AGREEMENT, made as of June 12, 2009, by and between LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, a Delaware statutory trust ("Trust"), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a "Fund"), LINCOLN FINANCIAL DISTRIBUTORS, INC., a Connecticut corporation ("Distributor"), LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation ("Adviser"), and AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK ("Life Company"), a life insurance company organized under the laws of the State of New York.

         WHEREAS, the Trust is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 ("1940 Act") as an open-end, diversified management investment company;

         WHEREAS, the Trust is organized as a series fund comprised of separate investment, series, including each Fund;

         WHEREAS, the Trust was organized to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts offered by life insurance companies through separate accounts of such life insurance companies and also may offer its shares to certain qualified pension and retirement plans;

         WHEREAS, the Trust operates under an order from the SEC, dated June 4, 2007 (File No. 812-13287) ("Order"), granting relief from various provisions of the 1940 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated participating insurance companies accounts ("Participating Insurance Companies") and qualified pension and retirement plans outside the separate account context and any other trust, plan, account, contract or annuity trust that is within the scope of Treasury Regulation (S)1.817.5(f)(3)(iii) (collectively, the "Plans");

         WHEREAS, the Life Company has established or will establish one or more separate accounts ("Separate Accounts") to offer variable annuity contracts ("Variable Contracts"), set forth on Exhibit B, and it seeks to have each Fund serve as certain of the underlying funding vehicles for such Variable Contracts;

         WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940;

         WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"); and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Life Company intends to purchase Fund shares to serve as investment options under the Variable Contracts and each Fund is authorized to sell such shares to the Life Company at net asset value ("NAV").

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         NOW, THEREFORE, in consideration of their mutual promises, the Life
Company, the Trust, the Distributor and the Adviser agree as follows:

Article I.        SALE OF FUND SHARES

         1.1. The Trust agrees to make available to the Separate Accounts shares of each Fund as listed in Exhibit B for investment of proceeds from Variable Contracts allocated to the designated Separate Accounts, such shares to be offered as provided in Fund's Prospectus.

         1.2. The Trust agrees to sell to the Life Company those Fund shares which the Life Company orders, executing such orders on a daily basis at the NAV next computed after receipt by the Trust or its designee of the order. For purposes of this Section, the Life Company shall be the designee of the Trust for receipt of such orders from the Life Company and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such order by 8:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its NAV.

         1.3. The Trust agrees to redeem for cash, on the Life Company's request, any full or fractional Fund shares held by the Life Company, executing such requests on a daily basis at the NAV next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section, the Life Company shall be the designee of the Trust for receipt of requests for redemption from the Life Company and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 8:30 a.m. New York time on the next following Business Day.

         1.4. The Trust shall furnish, on or before the ex-dividend date, notice to the Life Company of any income dividends or capital gain distributions payable on the shares of any Fund. The Life Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Fund's shares in additional shares of the Fund. The Trust shall notify the Life Company of the number of shares so issued as payment of such dividends and distributions. The Life Company reserves the right to revoke this election by written notice to the Trust.

         1.5. The Trust shall make the NAV per share for the selected Fund(s) available to the Life Company on a daily basis as soon as reasonably practicable after the NAV per share is calculated but shall use its best efforts to make such NAV available by 7:00 p.m. New York time. In the event of an error in the computation of a Fund's NAV or any dividend or capital gain distribution (each, a "pricing error"), the Distributor or the Fund shall promptly notify the Life Company as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected in accordance with the Fund's policy for correction of pricing errors ("Pricing Policy"); provided such Pricing Policy meets the requirements of the 1940 Act and any views expressed by the SEC staff. If an adjustment is necessary to correct a material error which has caused Variable Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Variable Contract owners will be adjusted and the amount of any underpayments shall be credited by the Distributor to the Life Company for crediting of such amounts to the applicable Variable Contract owners accounts. Upon notification by the

                                      - 2 -

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Distributor of any overpayment due to a material error, the Life Company shall promptly remit to the Distributor any overpayment that has not been paid to the Variable Contract owners. A pricing error shall be deemed to be "materially incorrect" or constitute a "material error" in accordance with the Fund's Pricing Policy for purposes of this Agreement. The standards set forth in this Section are based on the parties' understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all parties.

         1.6. At the end of each Business Day, the Life Company shall use the information described in Section 1.5 to calculate Separate Account unit values for the day. Using these unit values, the Life Company shall process each such Business Day's Separate Account transactions based on requests and premiums received by it by the time as of which the Fund calculates its share price as disclosed in the Fund's prospectus to determine the net dollar amount of the Fund shares which shall be purchased or redeemed at that day's closing NAV per share. The net share purchase or redemption orders so determined shall be transmitted to the Trust by the Life Company by 8:30 a.m. New York Time on the Business Day next following the Life Company's receipt of such requests and premiums.

         1.7. If the Life Company's order requests the net purchase of the Trust shares, the Life Company shall pay for such purchase by wiring federal funds to the Trust or its designated custodial account on the day the order is actually transmitted by the Life Company by the close of the Federal Reserve wire system. If the Life Company's order requests a net redemption resulting in a payment of redemption proceeds to the Life Company, the Trust shall wire the redemption proceeds to the Life Company on the day the order is actually received by the Trust by the close of the Federal Reserve wire system. If the Life Company's order requests the application of redemption proceeds from the redemption of shares to the purchase of shares of another fund administered or distributed by the Distributor, the Trust shall so apply such proceeds on the same Business Day that the Life Company transmits such order to the Trust. The Life Company shall notify the Distributor at least five days in advance of a single purchase, redemption or exchange order for one million dollars ($1,000,000) or more of which it has prior knowledge.

         1.8. Notwithstanding Section 1.7, the Trust reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder.

         1.9. The Trust agrees that all Fund shares will be sold only to Participating Insurance Companies which have agreed to purchase Fund shares to fund their Separate Accounts and/or to certain qualified pension and other retirement plans, all in accordance with the requirements of Section 817(h) of the Internal Revenue Code of 1986 ("Code") and Treasury Regulation 1.817-5. Fund shares will not be sold directly to the general public.

         1.10. The Trust may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of the shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees of the Trust,

                                      - 3 -

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acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deemed necessary and in the best interests of the shareholders of each Fund.

Article II.       REPRESENTATIONS AND WARRANTIES

         2.1. The Life Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of New York and that it has legally and validly established each Separate Account as a segregated asset account under such laws, and that American General Equity Services Corporation, the principal underwriter for the Variable Contracts, is registered as a broker-dealer under the 1934 Act.

         2.2. The Life Company represents and warrants that it has registered each Separate Account as a unit investment trust in accordance with the provisions of the 1940 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available. The Life Company represents and warrants that interests in the Separate Account under the Variable Contracts will be registered under the Securities Act of 1933 ("1933 Act") unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and further that the sale of the Variable Contracts shall comply in all material respects with state insurance law suitability requirements.

         2.3. The Life Company represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Trust immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

         2.4. The Life Company represents and warrants that it shall deliver such prospectuses, statements of additional information, proxy statements and periodic reports of each Fund as required to be delivered under applicable federal or state law in connection with the offer, sale or acquisition of the Variable Contracts.

         2.5. The Trust represents and warrants that the Fund shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and shall be duly authorized for issuance and sold in accordance with all applicable federal and state laws, and the Trust shall be registered under the 1940 Act prior to and at the time of any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act as required in order to effect the continuous offering of Fund shares.

         2.6. The Adviser represents and warrants that each Fund currently complies, and will continue to comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, and will notify the Life Company immediately upon having a reasonable basis for believing any Fund has ceased to comply will take reasonable steps to adequately diversify the Fund to achieve compliance within the grace period afforded by Regulation 1.817-5.

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         2.7.     The Adviser represents and warrants that each Fund invested in by the Separate Account is currently qualified as a "regulated investment company" under Subchapter M of the Code, that it will maintain such qualification under Subchapter M (or any successor or similar provisions) and will notify the Life Company upon having a reasonable basis for believing any Fund has ceased to so qualify.

         2.8. The Life Company hereby consents to the use by the Trust of the name and telephone number of the Life Company and to the reference by the Trust to the relationship between the Life Company and the Trust as part of an informational page on the Trust's site on the World Wide Web portion of the Internet. The Life Company hereby further consents to the Trust's establishing a link between the Trust's site and the Life Company's site from the same place that the Life Company is listed on the Trust's site.

         2.9. The Trust represents that it is lawfully organized and validly existing under the laws of the State of Delaware.

         2.10. The Trust represents and warrants that its directors, officers, employees dealing with the money and/or securities of the Trust are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage as required by Rule 17g-(1) under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid blanket fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

         2.11. The Adviser represents and warrants that it is registered as an investment adviser and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with the applicable laws of the State of Tennessee and any applicable state and federal securities laws.

         2.12. The Distributor represents and warrants that it is registered as a broker-dealer and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Trust in compliance in all material respects with the applicable laws of the State of Connecticut and any applicable state and federal securities laws.

         2.13. Each party represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate, partnership or trust action, as applicable, by such party, and, when so executed and delivered, this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

         2.14. The Life Company represents and warrants that all orders for the purchase and sale of Fund shares submitted to the Trust (or counted by the Life Company in submitting a net order under this Agreement) will have been received in good order by the Life Company prior to the time as of which the Fund calculates its NAV on that Business Day, as disclosed in the prospectus for the pertinent Fund (the "trading deadline"), in accordance with Rule 22c-1 under the 1940 Act (subject only to exceptions as permitted under Rule 22c-1(c) under the 1940 Act, respecting initial purchase payments on variable annuity contracts, and to the established administrative procedures of the Life Company as described under Rule 6e-3(T)(b)(12)(iii) under the 1940 Act respecting premium processing for variable life insurance contracts). The Life

                                      - 5 -

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Company will, upon reasonable request, certify to the Trust and the Distributor that the Life Company is in compliance with this Section.

         2.15. The Life Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations and requirements, including, but not limited to, its obligations under the U.S. Bank Secrecy Act of 1970, and the rules and regulations thereunder.

Article III.      PROSPECTUS AND PROXY STATEMENTS

         3.1. The Trust shall prepare and file with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust.

         3.2. The Trust will bear the printing costs and mailing costs associated with the delivery of the following Trust (or individual Fund) documents, and any supplements thereto, to existing Variable Contract owners of the Life Company who are invested in the Trust:

                  (i) Prospectuses and statements of additional information;

                  (ii)     Annual and semi-annual reports; and

                  (iii) Proxy materials (including, but not limited to, the proxy cards, notice and statement, as well as the costs associated with tabulating votes).

                  The Life Company will submit any bills for printing, duplicating and/or mailing costs, relating to the Trust documents described above, to the Trust for reimbursement by the Trust. The Life Company shall monitor such costs and shall use its best efforts to control these costs. Upon request, the Life Company will provide the Trust on a semi-annual basis, or more frequently as reasonably requested by the Trust, with a current tabulation of the number of existing Variable Contract owners of the Life Company whose Variable Contract values are invested in each Fund. This tabulation will be sent to the Trust in the form of a letter signed by a duly authorized officer of the Life Company attesting to the accuracy of the information contained in the letter. If requested by the Life Company, the Trust shall provide such documentation (including a final copy of the Trust's prospectus as set in type or in camera-ready copy) and other assistance as is reasonably necessary in order for the Life Company to print together in one document the current prospectus for the Variable Contracts issued by the Life Company and the current prospectus for the Trust. Should the Life Company wish to print any of these documents in a format different from that provided by the Trust, Life Company shall provide the Trust with sixty (60) days' prior written notice and the Life Company shall bear the cost associated with any format change.

         3.3. The Trust will provide, at its expense, the Life Company with the following Trust (or individual Fund) documents, and any supplements thereto, with respect to existing Contract owners who are prospective purchasers of the Trust and with respect to prospective Variable Contract owners of the Life
Company:

                  (i)      The current prospectus suitable for printing;

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                  (ii)     The current statement of additional information
                           suitable for duplication;

                  (iii)    The current proxy material suitable for printing; and

                  (iv) The current annual and semi-annual reports suitable for printing.

         The Life Company will pay all the expenses for printing and mailing these documents.

         3.4. The Trust will provide the Life Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to the Fund after the filing of each such document with the SEC or other regulatory authority. The Life Company will provide the Trust with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to a Separate Account after the filing of each such document with the SEC or other regulatory authority.

         3.5. The Life Company agrees that it will cooperate with the Distributor and the Trust by providing to the Distributor and the Trust, within thirty (30) days prior to any deadline imposed by applicable laws, rules or regulations, information regarding shares sold and redeemed and whether the Separate Accounts are registered or unregistered under the 1940 Act and any other information pertinent to enabling the Distributor and the Trust to pay registration or other fees with respect to the Trust shares sold during the fiscal year in accordance with Rule 24f-2 or to register and qualify Trust shares under any applicable laws, rules or regulations in a timely manner.

         3.6. Except with respect to information regarding the Life Company provided in writing by that party, the Life Company shall not be responsible for the content of the prospectus or statement of additional information for the Trust. Also, except with respect to information regarding the Trust, Distributor, Adviser or the Fund provided in writing by the Trust, Distributor or Adviser, neither the Trust, the Distributor nor Adviser are responsible for the content of the prospectus or statement of additional information for the Variable Contracts.

Article IV.       SALES MATERIALS; PRIVACY

         4.1. The Life Company will furnish, or will cause to be furnished, to the Trust and the Distributor, each piece of sales literature or other promotional material in which the Trust, the Distributor or Adviser is named, at least ten (10) Business Days prior to its intended use. No such material will be used if the Trust or the Distributor objects to its use in writing within ten
(10) Business Days after receipt of such material.

         4.2. The Trust and the Distributor will furnish, or will cause to be furnished, to the Life Company, each piece of sales literature or other promotional material in which the Life Company or its Separate Accounts are named, at least ten (10) Business Days prior to its intended use. No such material will be used if the Life Company objects to its use in writing within ten (10) Business Days after receipt of such material.

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         4.3.     The Trust and its affiliates and agents shall not give any information or make any representations on behalf of the Life Company or concerning the Life Company, the Separate Accounts, or the Variable Contracts issued by the Life Company, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus, or in reports of the Separate Accounts or reports prepared for distribution to owners of such Variable Contracts, or in sales literature or educational or other promotional material approved by the Life Company or its designee, except with the written permission of the Life Company.

         4.4. The Life Company and its affiliates and agents shall not give any information or make any representations on behalf of the Trust or a Fund or concerning the Trust or a Fund other than the information or representations contained in a registration statement or prospectus for the Trust, as such registration statement and prospectus, or in sales literature or other educational or promotional material approved by the Trust or its designee, except with the written permission of the Trust.

         4.5. Subject to law and regulatory authority, each party to this Agreement shall treat as confidential all information pertaining to the owners of the Variable Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party. Each party shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Section shall survive the termination of this Agreement.

Article V.        POTENTIAL CONFLICTS

         5.1. The Board of Trustees of the Trust (the "Board") will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the Variable Contract owners of Participating Insurance Company Separate Accounts investing in the Trust. A material irreconcilable conflict may arise for a variety of reasons, including: (a) state insurance regulatory authority action; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Trust are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard voting instructions of Variable Contract owners.

         5.2. The Life Company will report any potential or existing conflicts to the Board. The Life Company will be responsible for assisting the Board in carrying out its responsibilities under the Conditions set forth in the notice issued by the SEC for the Trust on May 11, 2007 (the "Notice") (Investment Company Act Release No. IC-27821), by providing the Board with all information reasonably necessary for it to consider any issues raised. This responsibility includes, but is not limited to, an obligation by the Life Company to inform the Board whenever Variable Contract owner voting instructions are disregarded by the Life Company. These

                                      - 8 -

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responsibilities will be carried out with a view only to the interests of the
Variable Contract owners.

         5.3. If a majority of the Trust's Trustees or a majority of its disinterested trustees ("Independent Trustees") determines that a material irreconcilable conflict exists, affecting the Life Company, the Life Company, at its expense and to the extent reasonably practicable (as determined by a majority of Independent Trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including: (a) withdrawing the assets allocable to some or all of the Separate Accounts from the Trust or any Fund thereof and reinvesting those assets in a different investment medium, which may include another Fund of the Trust or another investment company or submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., Variable Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Variable Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of the Life Company's decision to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Life Company may be required, at the election of the Trust, to withdraw its Separate Account's investment in the Trust, and no charge or penalty will be imposed as a result of such withdrawal. The responsibility to take such remedial action shall be carried out with a view only to the interests of the Variable Contract owners.

         For the purposes of this Section, a majority of the Independent Trustees shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Trust be required to establish a new funding medium for any Variable Contract. Further, the Life Company shall not be required by this Section to establish a new funding medium for any Variable Contract if any offer to do so has been declined by a vote of a majority of Variable Contract owners materially affected by the irreconcilable material conflict.

         5.4. The Board's determination of the existence of a material irreconcilable conflict and its implications shall be made known promptly and in writing to the Life Company.

         5.5. No less than annually, the Life Company shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by these Conditions. Such reports, materials, and data shall be submitted more frequently if the Board deems appropriate.

Article VI.       VOTING

         6.1. To the extent required by Section 12(d)(1)(E)(iii)(aa) of the 1940 Act or Rule 6e-2 or Rule 6e-3(T) thereunder, or other applicable law, whenever Trust shall have a meeting of shareholders of any series or class of shares, the Life Company shall:

                  . Solicit voting instructions from Variable Contract owners;

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                  .        Vote Trust shares held in each Separate Account at
                           such shareholder meetings in accordance with instructions received from Variable Contract owners;

                  . Vote Trust shares held in each Separate Account for which it has not received timely instructions in the same proportion as it votes the applicable series or class of Trust shares for which it has received timely instructions; and

                  . Vote Trust shares held in its general account in the same proportion as it votes the applicable series or class of Trust shares held by the Separate Accounts for which it has received timely instructions.

Except with respect to matters as to which the Life Company has the right under Rule 6e-2 or Rule 6e-3(T) under the 1940 Act to vote Trust shares without regard to voting instructions from Variable Contract owners, neither the Life Company nor any of its affiliates will recommend action in connection with, or oppose or interfere with, the actions of the Trust Board to hold shareholder meetings for the purpose of obtaining approval or disapproval from shareholders (and, indirectly, from Variable Contract owners) of matters put before the shareholders or a vote recommended by Trust Board. The Life Company shall be responsible for assuring that it calculates voting instructions and votes Trust shares at shareholder meetings in a manner consistent with other Participating Insurance Companies. The Trust shall notify the Life Company of any changes to the Order or conditions. Notwithstanding the foregoing, the Life Company reserves the right to vote Trust shares held in any segregated asset account in its own right, to the extent permitted by law.

         6.2. If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then the Trust and/or the Life Company, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

Article VII.      INDEMNIFICATION

         7.1. Indemnification by the Life Company. The Life Company agrees to indemnify and hold harmless the Trust, the Distributor and the Adviser and each of their Trustees, directors, officers, employees and agents and each person, if any, who controls the Trust, the Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Sections 7.1 to 7.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Life Company, which consent shall not be unreasonably withheld) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

                  (a) Arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus, or sales literature for the Variable Contracts or contained in

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                           the Variable Contracts (or any amendment or
                           supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Life Company by or on behalf of the Trust for use in the registration statement, prospectus or sales literature for the Variable Contracts or in the Variable Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Fund shares;

                  (b) Arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Trust not supplied by the Life Company, or persons under its control) or wrongful conduct of the Life Company or any of its directors, officers, employees or agents, with respect to the sale or distribution of the Variable Contracts or Fund shares;

                  (c) Arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus or sales literature of the Trust or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Trust for inclusion therein by or on behalf of the Life Company;

                  (d) Arise as a result of any failure by the Life Company to substantially provide the services and furnish the materials under the terms of this Agreement; or

                  (e) Arise out of or result from any material breach of any representation and/or warranty made by the Life Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Life Company.

         7.2. The Life Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Trust, whichever is applicable.

         7.3. The Life Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Life Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such

Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Life Company of any such claim shall not relieve the Life Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Life Company shall be entitled to participate at its own expense in the defense of such action.

         7.4. Indemnification by the Adviser. The Adviser agrees to indemnify and hold harmless the Life Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Life Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for the purposes of Sections 7.4 to 7.6) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser which consent shall not be unreasonably withheld) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

                  (a) Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Trust (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Adviser, the Distributor or the Trust by or on behalf of the Life Company for use in the registration statement or prospectus for the Trust or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Fund shares;

                  (b) Arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by the Adviser or persons under its control) or wrongful conduct of the Trust, the Distributor or the Adviser or persons under their control, with respect to the sale or distribution of the Variable Contracts or Fund shares;

                  (c) Arise out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus or sales literature covering the Variable Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Life Company for inclusion therein by or on behalf of the Trust;

                  (d) Arise as a result of a failure by the Trust to substantially provide the services and furnish the materials under the terms of this Agreement; or

                  (e) Arise out of or result from any material breach of any representation and/or warranty made by the Adviser, the Distributor or the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Adviser, the Distributor or the Trust.

         7.5. The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Life Company.

         7.6. The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Adviser shall be entitled to participate at its own expense in the defense thereof.

         7.7. The provisions of this Article VII shall survive the termination of this Agreement.

Article VIII.     TERM; TERMINATION

         8.1. This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

         8.2. This Agreement shall terminate in accordance with the following provisions:

                  (a) At the option of the Life Company or the Trust at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

                  (b) At the option of the Life Company or the Trust, if Fund shares are not reasonably available to meet the requirements of the Variable Contracts. Prompt notice of election to terminate shall be furnished by the Life Company. The termination will be effective ten days after receipt of notice unless the Trust makes available a sufficient number of Fund shares to reasonably meet the requirements of the Variable Contracts within the ten-day period;

                  (c) At the option of the Life Company, upon the institution of formal proceedings against the Trust, the Distributor or Adviser by the SEC,

                           FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Life Company's reasonable judgment, materially impair the Trust's, the Distributor's or the Adviser's ability to meet and perform their respective obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Life Company with said termination to be effective upon receipt of notice;

                  (d) At the option of the Trust, the Distributor or the Adviser, upon the institution of formal proceedings against the Life Company by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Trust's reasonable judgment, materially impair the Life Company's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Trust with said termination to be effective upon receipt of notice;

                  (e) At the option of the Life Company, in the event the Trust's shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Variable Contracts issued or to be issued by the Life Company. Termination shall be effective immediately upon notice to the Trust;

                  (f) At the option of the Trust if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Trust reasonably believes that the Variable Contracts may fail to so qualify. Termination shall be effective upon receipt of notice by the Life Company;

                  (g) At the option of the Life Company, upon the Trust's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Life Company within ten days after written notice of such breach is delivered to the Trust;

                  (h) At the option of the Trust, upon the Life Company's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Trust within ten days after written notice of such breach is delivered to the Life Company;

                  (i) At the option of the Trust, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice to the Life Company;

                  (j) At the option of the Life Company in the event that any Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Life Company reasonably believes that any Fund may fail to so qualify. Termination shall be effective immediately upon notice to the Trust;

                  (k) At the option of the Life Company in the event that any Fund fails to meet the diversification requirements specified in Article II hereof or if the Life Company reasonably believes that any Fund may fail to meet such diversification requirements. Termination shall be effective immediately upon notice to the Trust; and

                  (l) In the event this Agreement is assigned without the prior written consent of the Life Company, the Trust, the Distributor and the Adviser, termination shall be effective immediately upon such occurrence without notice.

         8.3.     Notwithstanding any termination of this Agreement pursuant to
Section 8.2 hereof, the Trust shall, at the option of the Life Company, continue to make available additional Fund shares, as provided below, for so long as the Life Company desires pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement ("Existing Contracts"). Specifically, without limitation, if the Life Company so elects to make additional Fund shares available, the owners of the Existing Contracts or the Life Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the payment of additional premiums under the Existing Contracts. In the event of a termination of this Agreement, the Life Company, as promptly as is practicable under the circumstances, shall notify the Trust, the Distributor and the Adviser whether the Life Company elects to continue to make Fund shares available after such termination. If Fund shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect.

         8.4. Except as necessary to implement Variable Contract owner initiated transactions, or as required by state insurance laws or regulations, the Life Company shall not redeem the shares attributable to the Variable Contracts (as opposed to the shares attributable to the Life Company's assets held in the Separate Accounts or invested directly), and the Life Company shall not prevent Variable Contract owners from allocating payments to a Fund that was otherwise available under the Variable Contracts, until thirty (30) days after the Life Company shall have notified the Trust of its intention to do so.

Article IX.       NOTICES

         Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:           Lincoln Variable Insurance Products Trust
                           1300 South Clinton Street
                           Fort Wayne, Indiana 46802
                           c/o _________________
If to the Distributor:     Lincoln Financial Distributors, Inc.
                           Metro Center, 350 Church Street
                           Hartford, Ct 06103
                           c/o _________________
If to the Adviser:         Lincoln Investment Advisors Corporation
                           1300 South Clinton Street
                           Fort Wayne, IN 46802
                           c/o _________________
If to the Life Company:    American International Life Assurance
                           Company of New York
                           c/o American General Life Companies
                           2727-A Allen Parkway
                           Houston, TX  77019
                           Attn: General Counsel

         Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.

Article X.        MISCELLANEOUS

         10.1. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         10.2. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         10.3. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

         10.4. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund. No Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund. No Trustee, officer or agent shall be personally liable for such debt, obligation or liability of any Fund.

         10.5. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         10.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         10.7. No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Trust, the Distributor, the Adviser and the Life Company; provided, however, that the Adviser may from time to time update Exhibit A to this Agreement, with a copy to the Life Company in due course, to add a new Fund, delete an inactive or terminated Fund, or reflect the change of name of a Fund. The establishment by the Life Company of an account in any Fund, whether or not as yet reflected on an updated Exhibit A, shall constitute the agreement by the Life Company and the Trust, the Distributor and the Adviser to be bound by the provisions of this Agreement with respect to that Fund.

         10.8. Notwithstanding anything to the contrary contained herein, the Trust, the Distributor and the Adviser agree that the Life Company shall be fully entitled to make disclosure of information relating to the structure and tax aspects of the transactions contemplated by this Agreement, without limitation of any kind on such disclosure, and all materials of any kind (including opinions or other tax analysis) that are provided herein related to such structure and tax aspects as described in Treasury Regulation
Section 301.6111-2(c)(3).

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

LINCOLN VARIABLE INSURANCE              LINCOLN INVESTMENT ADVISORS
PRODUCTS TRUST                          CORPORATION

By:                                     By:
   ------------------------                ------------------------
Name:                                   Name:
Title:                                  Title:

LINCOLN FINANCIAL DISTRIBUTORS, INC.

By:
   ------------------------
Name:
Title:

AMERICAN INTERNATIONAL LIFE             ATTEST:
ASSURANCE COMPANY OF NEW YORK

By:                                     By:
   ------------------------                ------------------------
Name:                                   Name:
Title:                                  Title:

                                        (seal)

                                    EXHIBIT A

The currently available Funds of the Trust are:

         1.       LVIP Delaware Foundation Moderate Allocation Fund

                                    EXHIBIT B

SEPARATE ACCOUNTS OF THE LIFE COMPANY REGISTERED UNDER THE 1940 ACT AS UNIT INVESTMENT TRUSTS

The following separate accounts are subject to this Agreement:

         American International Life Assurance Company of New York Variable Account A

VARIABLE ANNUITY CONTRACTS AND VARIABLE LIFE INSURANCE CONTRACTS REGISTERED UNDER THE SECURITIES ACT OF 1933

The following contracts are subject to this Agreement:

         Variable Annuity Contracts (SEC Reg. No. 033-09144)